Exhibit 99.1

CIRCOR International Announces Divestiture of Two Business Units
Enables Greater Focus on Businesses with Better Growth and Margin Potential

Burlington, MA - January 6, 2015 - CIRCOR International, Inc. (NYSE: CIR), a leading provider of valves and other highly engineered products for markets including oil & gas, power generation and aerospace & defense, today announced the divestiture of two of its non-strategic businesses. Terms were not disclosed.

Sagebrush Pipeline Equipment Company, part of the Energy segment, has been sold through a management buyout agreement. Based in Tulsa, Oklahoma, Sagebrush primarily provides engineering, design, and fabrication of custom skids for measurement, control, and operation of oil and gas pipelines.

Within its Aerospace & Defense segment, CIRCOR has completed the sale of Cambridge Fluid Systems (CFS) to HAM-LET (Israel-Canada) Ltd. CFS, located in the United Kingdom, is a full-service provider of fabricated control systems for semiconductor and LED manufacturing industries.

For 2014, CIRCOR expects Sagebrush and CFS revenues of approximately $41 million and $12 million, respectively, with mid-single digit adjusted operating margins resulting in an aggregate contribution of approximately $0.10 to $0.12 per diluted share for both businesses.

“Divesting Sagebrush and CFS is consistent with our simplification strategy and enables us to focus our resources on businesses where we have the best opportunities to achieve sales growth, higher margins, and market leadership,” said Scott Buckhout, CIRCOR’s President and Chief Executive Officer. “We continue to execute on our top priorities: growth, margin expansion, cash flow and disciplined capital deployment.”

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR’s future performance, including the Company’s ability to focus resources on businesses where it has the best opportunities to achieve sales growth, higher margins, and market leadership, and its ability to execute on its top priorities. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About CIRCOR International, Inc.
CIRCOR International, Inc. designs, manufactures and markets highly engineered products and sub-systems for markets including oil & gas, power generation and aerospace & defense. With more than 7,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands that fulfill its customers’ unique application needs. The Company’s strategy is to grow organically and through complementary acquisitions; simplify CIRCOR’s operations; achieve world class operational excellence; and attract and retain top industry talent. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Contact:
Rajeev Bhalla
Executive Vice President and Chief Financial Officer
781-270-1210